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                 April 10, 2023

       Christopher Ripley
       Chief Executive Officer
       Sinclair, Inc.
       10706 Beaver Dam Road
       Hunt Valley, MD 21030

                                                        Re: Sinclair, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed April 3, 2023
                                                            File No. 333-271072

       Dear Christopher Ripley:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at (202) 344-5791 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jeffrey Grill